QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-186364 and Form S-8 Nos. 333-184704, 333-177609, 333-162958, 333-139433, 333-132420 and 333-101848) of Seagate Technology public limited company (plc) and in the related Prospectuses, as applicable, of our reports dated August 7, 2013, with respect to the consolidated financial statements of Seagate Technology plc, and the effectiveness of internal control over financial reporting of Seagate Technology plc, included in this Annual Report (Form 10-K) for the year ended June 28, 2013.

                      /S/ ERNST & YOUNG LLP

San Jose, California
August 7, 2013

QuickLinks

Consent of Independent Registered Public Accounting Firm